Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Silicon Motion Technology Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of New Taiwan dollar amounts into U.S. dollar amounts for the convenience of the readers) and the effectiveness of the Company’s internal control over financial reporting dated May 8, 2009, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2008.

/s/ Deloitte & Touche

Taipei, Taiwan

Republic of China

August 27, 2009